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July 13, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated July 6, 1998 of Interleaf, Inc. and are in agreement with the statements contained in paragraph 4(a)(i), (ii),
(iv), and (v) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,



Ernst & Young, LLP